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                                                                      EXHIBIT 23

    INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
                                   AND CONSENT

The Stockholders and Board of Directors
Willbros Group, Inc.:

The audits referred to in our report dated February 5, 2002 included the related consolidated financial statement schedule as of December 31, 2001 and for each of the years in the three-year period ended December 31, 2001. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-18421, 333-21399, 333-53748 and 333-74290) on Form S-8 and (Nos.
333-96201 and 333-63096) on Form S-3 of Willbros Group, Inc. of our reports dated February 5, 2002, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statement of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Willbros Group, Inc. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and certain provisions from SFAS No. 142, "Goodwill and Other Intangible Assets" in 2001.

                                       /s/ KPMG LLP

Houston, Texas
May 1, 2002